Exhibit 99.1

Arcellx Announces Continued Robust Long-Term Responses from Its

CART-ddBCMA (anito-cel) Phase 1 Expansion Trial in Patients with Relapsed or

Refractory Multiple Myeloma at ASH

— Median duration of response, progression free survival, and overall survival rate not reached with median follow-up after CART-ddBCMA (anito-cel) infusion of 26.5 months —

— The estimated median progression free survival by Kaplan-Meier is 28 months —

— Oral presentation at ASH will be on Monday, December 11, 2023 at 5 p.m. PT —

— Company to host a live webcast event with an expert panel of clinicians on Monday, December 11 at 8 p.m. —

REDWOOD CITY, Calif., December 8, 2023 /PRNewswire/ — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced new clinical data from its Phase 1 expansion study of CART-ddBCMA, now known as anitocabtagene autoleucel (anito-cel). Anito-cel utilizes a novel D-Domain BCMA binder that is compact and stable, which results in a drug product with a high proportion of CAR+ cells and high-surface expression, potentially enhancing antigen binding and more efficient Multiple Myeloma cell killing.

The data continue to demonstrate robust long-term responses with median duration of response, progression free survival (PFS), and overall survival rate not reached. The data are from an October 15, 2023 data cut, with median follow-up after anito-cel infusion of 26.5 months. These latest study findings will be presented as an oral presentation during the 65th American Society of Hematology (ASH) Annual Meeting and Exposition on Monday, December 11, 2023 at 5 p.m. PT. The company also has a medical affairs booth (#748) in Hall E of the San Diego Convention Center.

As of October 15, 2023, 38 patients were evaluable for efficacy and safety analysis based on a median follow-up of 26.5 months following treatment. These evaluable patients comprised the dose escalation cohorts for the first dose level (100 (+/- 20) million CAR+ T cells, n=6) and the second dose level (300 (+/- 20) million CAR+ T cells, n=6), and a dose expansion cohort at 100 (+/- 20) million CAR+ T cells (n=26). The median dose administered to patients in the first dose level and dose expansion cohorts was 115 million CAR+ T cells. All patients evaluable for this analysis have poor prognostic factors with 38 of 38 (100%) patients triple-refractory, 26 of 38 (68%) penta-refractory, and 34 of 38 (89%) refractory to last line of treatment under International Myeloma Working Group (IMWG) criteria. Additionally, 9 of 38 (24%) patients had high tumor burden with >60% bone marrow plasma (BMPC) cells, 13 of 38 (34%) patients had extra-medullary disease (EMD), and 11 of 38 (29%) patients had high-risk cytogenetics (Del 17p, t(14;16), t(4;14)) at screening/baseline. Further, 24 of 38 (63%) had at least one high-risk clinical feature, defined as presence of EMD, BMPC >60%, or Beta 2 microglobulin (B2M) >5.5 mg/L at screening/baseline. All 38 patients had at least three prior lines of therapy.

The interim anito-cel Phase 1 clinical results (October 15, 2023 cutoff date) demonstrate deep and durable responses in patients with poor prognostic factors.

All Patients:

Of the 38 evaluable patients with a median follow-up of 26.5 months

•	100% overall response rate (ORR) achieved in all patients per IMWG criteria

•	29 of 38 evaluable patients achieved a complete response (CR) or a stringent complete response (sCR) (>CR rate, 76%)

•	35 of 38 patients achieved a very good partial response or higher (>VGPR rate, 92%)

Of those evaluable for MRD testing to date (n=28), 25 (89%) were MRD-negative at a minimum of 10-5 sensitivity. Median duration of response, progression free survival (PFS), and overall survival were not reached at the time of the October 15, 2023 data cut. While median PFS is yet to be reached, the estimated Kaplan-Meier median progression free survival for the study population was 28 months at the time of the data cut with 26.5 months of median follow-up.

The Kaplan-Meier method estimated PFS rates for 6, 12, 18 and 24 months were 92%, 76%, 64% and 56%, respectively. Durable responses were also observed in patients with high-risk features (EMD, BMPC ≥60%, or B2M ≥5.5 mg/L at baseline) and high-risk cytogenetics.

Estimated PFS rates at 6, 12, 18, and 24- months by Kaplan-Meier method were:

	PFS Rates (%)
	6-month	12-month	18-month	24-month
All dosed (n=38)	92.1	75.9	63.7	56.0
Age ≥65 years (n=20)	95.0	85.0	74.3	61.3
High Risk Features* (n=24)	91.7	74.2	64.6	58.7
Extramedullary Disease (n=13)	92.3	67.1	67.1	57.5
High Risk Cytogenetics (n=11)	81.8	71.6	71.6	71.6

*	High risk features defined as presence of EMD, BMPC ≥60, or B2M ≥5.5 mg/L. Note: increased from prior presentation from 22 to 24 subjects as a result of database update based on ongoing data review.

Anito-cel dosed at RP2D (115 million (+/- 10) CAR+ T cells) continues to be well-tolerated at the time of the October 15, 2023 data cut:

•	Adverse events with anito-cel, including CRS and ICANS, were manageable

•	No cases of grade 3 (or greater) CRS and only one case (3%) of grade 3 ICANS event with no additional cases from previously reported

•	No tissue-targeted toxicities were observed

•	No cases of delayed neurotoxicity events or parkinsonian symptoms were observed

Matthew J. Frigault, M.D., anito-cel study investigator, Clinical Director of the Cellular Therapy Service at Mass General Cancer Center, and Assistant Professor at Harvard Medical School said, “It is encouraging to see continued deep and durable responses with anito-cel. While access to CAR-T treatment options for patients with multiple myeloma is expanding, it is still limited, and additional therapeutics can help close the treatment gap. In light of this encouraging clinical profile of anito-cel, I look forward to continuing to enroll patients in the iMMagine-1 study.”

Arcellx’s Chairman and Chief Executive Officer, Rami Elghandour continued, “This latest data set further underscores our confidence in the potential of anito-cel to become a best-in-class treatment option for patients with relapsed or refractory multiple myeloma. Building on this momentum, we look forward to completing enrollment in our iMMagine-1 study and planning for commercial launch with our partners at Kite.”

ASH Presentation Details:

Title: Phase 1 Study of CART-ddBCMA for the Treatment of Patients with Relapsed and/or Refractory Multiple Myeloma: Results from at Least 1-Year Follow-up in All Patients

Speaker: Matthew J. Frigault, M.D., Clinical Director of the Cellular Therapy Service at Mass General Cancer Center, and Assistant Professor at Harvard Medical School

Session Name: 704. Cellular Immunotherapies: Early Phase and Investigational Therapies: CAR-T Cell Therapies for Multiple Myeloma and B Cell Lymphomas

Session Date: Monday, December 11, 2023

Session Time: 4:30—6:00 p.m. PT (Oral presentation for anito-cel will be at 5 p.m. PT)

Location: San Diego Convention Center, Room 6A, San Diego, California

Publication Number: 1023

A copy of the presentation can be accessed from Arcellx’s website at www.arcellx.com on the Scientific Publications page.

Webcast Event:

Arcellx will host a live webcast event with an expert panel of clinicians to discuss the clinical results on Monday, December 11, 2023 at 8 p.m. PT. The event will be accessible from Arcellx’s website at www.arcellx.com in the Investors section. A replay of the webcast will be archived and available for 30 days following the event.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About anito-cel

Anito-cel, formerly known as CART-ddBCMA is Arcellx’s BCMA-specific CAR-modified T-cell therapy utilizing the company’s novel BCMA-targeting binding domain for the treatment of patients with relapsed or refractory multiple myeloma. Anito-cel is currently in a Phase 2 study. Arcellx’s proprietary binding domains are novel synthetic proteins designed to bind specific therapeutic targets. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, anito-cel, is being developed for the treatment of relapsed or refractory multiple myeloma (rrMM) in a Phase 2 pivotal trial. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also developing its dosable and controllable CAR T therapy, ARC-SparX, through two Phase 1 programs, ACLX-001 for rrMM and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X (Twitter) at @arcellx and LinkedIn.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration to co-develop and co-commercialize Arcellx’s anito-cel candidate for the treatment of patients with relapsed or refractory multiple myeloma currently in a pivotal Phase 2 study. Kite and Arcellx will jointly advance and commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the U.S. In November 2023, Arcellx and Kite announced that the companies expanded the scope of the strategic collaboration. Closing of the transaction is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act and other customary conditions.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s plans for the clinical development of its product candidates, including enrollment in its iMMagine-1 trial; Arcellx and Kite’s plans to advance and commercialize anito-cel; the expected closing of the expanded strategic collaboration with Kite; and the potential impact of Arcellx’s product candidates and platforms on patients and cell therapy. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Securities and Exchange Commission (SEC) on November 13, 2023 and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

###